EXHIBIT h(2)(a)

                AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT


      This is an Amendment to the Administrative Services Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO"), and INVESCO Dynamics Fund, Inc., a Maryland corporation (the "Fund") as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, effective as of June 26, 1997, the Fund has changed its name to "INVESCO Capital Appreciation Funds, Inc."; and

      WHEREAS, the Fund is engaged in business as an open-end management investment company, is registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares representing interests in separate portfolios of investments (the "Portfolio"); and

      NOW, THEREFORE, the name of the Fund is "INVESCO Capital Appreciation Funds, Inc."; and
      The Fund is authorized to issue shares representing interests in the Portfolio, the INVESCO Dynamics Fund.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 18th day of May, 1997.

                                        INVESCO FUNDS GROUP, INC.

                                        By: /s/ Mark H. Williamson
                                            ----------------------
                                            Mark H. Williamson
                                            President
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne
Secretary
                                        INVESCO DYNAMICS FUND, INC.

                                        By: /s/ Ronald L. Grooms
                                            ---------------------
                                            Ronald L. Grooms
                                            Treasurer & Chief Financial Officer
                                            & Accounting Officer
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne
Secretary